EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES U PREFERRED STOCK

OF

ENTRAVISION COMMUNICATIONS CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

WHEREAS, Entravision Communications Corporation, a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of this Corporation by the First Restated Certificate of Incorporation, as amended, of this Corporation in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of this Corporation adopted the following resolution establishing a new series of preferred stock of this Corporation.

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by Article 4 of the First Restated Certificate of Incorporation, as amended, the Board of Directors of this Corporation hereby establishes a series of the authorized preferred stock of this Corporation, $0.0001 par value per share, which series will be designated as “Series U Preferred Stock,” and which will consist of 369,266 shares and will have the following rights, preferences, privileges and restrictions (capitalized terms not defined herein shall have the meaning given to such terms in the First Restated Certificate of Incorporation, as amended, of this Corporation ):

A. Dividends and Distributions. The holders of shares of Series U Preferred Stock will be entitled to participate with the holders of Class A Common Stock with respect to any dividend declared on the Class A Common Stock in proportion to the number of shares of Class A Common Stock issuable upon conversion of the shares of Series U Preferred Stock held by them.

B. Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors of this Corporation (collectively, the “Senior Preferred Stock”), the holders of the Series U Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, $0.0001 for each share (as adjusted for any stock split, stock division or consolidation) of Series U Preferred Stock then-outstanding.

(ii) Upon the completion of the distribution required by subparagraph (i) of this Section B, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series U Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series U Preferred Stock).

C. Voting. Except as provided in this Certificate of Designations, the holders of shares of Series U Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

D. Protective Provisions. So long as Univision Communications Inc. (“Univision”), or any Permitted Transferee of Univision, owns at least 65,950 shares of Series U Preferred Stock, without the consent of the holders of at least a majority of the shares of Series U Preferred Stock then outstanding, in their sole discretion, voting as a separate series, given in writing or by vote at a meeting of such called for such purpose, this Corporation will not:

(i) merge, consolidate or enter into a business combination, or otherwise reorganize this Corporation with or into one or more entities (other than a merger of a wholly-owned subsidiary of this Corporation into another wholly-owned subsidiary of this Corporation);

(ii) dissolve, liquidate or terminate this Corporation;

(iii) directly or indirectly dispose of any interest in any FCC license with respect to television stations which are affiliates of Univision Communications Inc.;

(iv) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of this Corporation or this Certificate of Designations, each as amended, so as to adversely affect any of the rights, preferences, privileges, limitations or restrictions provided for the benefit of the holders of the Series U Preferred Stock; or

(v) issue or sell, or obligate itself to issue or sell, any additional shares of Series U Preferred Stock, or any securities that are convertible into or exchangeable for shares of Series U Preferred Stock.

E. Conversion.

(i) Voluntary Conversion. Each share of Series U Preferred Stock shall convert automatically without any further action by the holder thereof into a number of shares of Class A Common Stock determined in accordance with Section E(ii) upon its sale, conveyance, assignment, hypothecation, disposition or other transfer (each a “Transfer”) to any third party other than an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the transferor and may be so converted at the option of the holder thereof in connection with any such Transfer.

(ii) Conversion Rate. Each share of Series U Preferred Stock shall be convertible in accordance with Section E(i) into the number of shares of Class A Common Stock that results from multiplying (x) 1 by (y) the conversion rate for the Series U Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”). The Conversion Rate for the Series U Preferred Stock initially shall be 100. The Conversion Rate shall be subject to adjustment from time to time as provided in this Certificate of Designations. All references to the Conversion Rate herein mean the Conversion Rate as so adjusted.

(iii) Mandatory Conversion. When and if this Corporation is authorized to issue a class of Common Stock that has generally the same rights, preferences, privileges and restrictions as the Series U Preferred Stock (other than the liquidation preference provided for in Section B), the final terms of such class of Common Stock to be mutually agreed upon by this Corporation and the holders of the Series U Preferred Stock, then this Corporation shall have the right, without any further action by the holder of the Series U Preferred Stock, to cause each share of Series U Preferred Stock to convert into the number of shares of Class U Common Stock that results from multiplying (x) 1 by (y) the Conversion Rate. The Conversion of the Series U Preferred Stock pursuant to this subsection E(iii) shall be deemed to occur on the date this Corporation deposits written notice of such conversion in the United States mail, postage prepaid, and addressed to the holder of the Series U Preferred Stock at its address appearing on the books of this Corporation.

(iv) Subdivisions; Combinations. In the event this Corporation should at any time prior to the conversion of the Series U Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the number of shares of Class A Common Stock outstanding at any time prior to the conversion of the Series U Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Class A Common Stock, then, following the record date for such reverse split or combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Recapitalizations. If at any time or from time to time after the effective date of this Certificate of Designations there is a recapitalization, reclassification, reorganization or similar event, then in any such event each holder of a share of Series U Preferred Stock shall have the right thereafter to convert such share into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by a holder of the number of shares of Class A Common Stock into which such share of Series U Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(vi) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designations (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section E by this Corporation, but will in good faith assist in the carrying out of all the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series U Preferred Stock against impairment.

(vii) Unconverted Shares. If less than all of the outstanding shares of Series U Preferred Stock are converted pursuant to Sections E(i) and E(iii) above, and such shares are evidenced by a certificate representing shares in excess of the shares being converted and surrendered to this Corporation in accordance with the procedures as the Board of Directors of this Corporation may determine, this Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to the holder, a new certificate evidencing the number of shares of Series U Preferred Stock not converted. No fractional shares shall be issued upon the conversion of any share or shares of Series U Preferred Stock, and the number of shares to be issued shall be rounded to the nearest whole share.

(viii) Reservation. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, to effect conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series U Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series U Preferred Stock, in addition to such other remedies as shall be available to the holder of the Series U Preferred Stock, this Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Corporation’s Certificate of Incorporation.

F. Redemption by this Corporation. The Series U Preferred Shares shall not be redeemable by this Corporation.

G. Reacquired Shares. Any shares of Series U Preferred Stock which will have been converted will be retired and cancelled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

RESOLVED, FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and empowered on behalf of this Corporation to execute, verify and file a certificate of designations of preferences in accordance with Delaware law.

IN WITNESS WHEREOF, Entravision Communications Corporation has caused this certificate to be duly executed by its duly authorized officers this 22nd day of September, 2003.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ WALTER F. ULLOA
Walter F. Ulloa Chairman and Chief Executive Officer

By:	/s/ JOHN F. DELORENZO
John F. DeLorenzo Chief Financial Officer

5